Exhibit 99.1

Vision-Sciences, Inc. Launches New Advanced Video Cystoscope and EndoSheath® technology to Enthusiastic U.S. Urology Market

ORANGEBURG, June 2, 2008 --Vision-Sciences, Inc. (Nasdaq: VSCI - News) introduced its video cystoscopy platform at the 103rd Annual American Urological Association (AUA) conference. Over 10,000 global participants attended this congress, the largest in the United States of America.
Vision-Sciences’ new cystoscope platform, officially unveiled at the Urology congress, now offers urologists a state-of-the-art video cystoscopy system that employs Vision-Sciences’ proprietary EndoSheath® technology.

“We believe we are starting a revolution,” stated Mr. Ron Hadani, CEO of Vision-Sciences. “For the first time in Urology, there is a cystoscopy system that combines the best in visualization and the best in practice efficiency. Clinicians attending the conference not only praised the new video system - with its high-performance imaging capabilities and streamlined, integrated platform - but combined with the enabling EndoSheath® technology the response was remarkably positive.”
The Vision Sciences® CST-5000 Flexible Cystoscope is the first urology scope in the Company’s new series of uniquely advanced digital endoscopy platforms. The lightweight videoscope design facilitates diagnostic and therapeutic procedures using the world’s smallest diameter insertion tube.  The smaller the diameter, the more comfortable it is for the patient. The scope’s insertion tube contains a high resolution, tiny CCD (charge coupled device) camera at the tip, offering a sharp, high-definition, vibrant, and full screen image.

Unlike endoscopes from other manufacturers, Vision-Sciences’ new advanced video cystoscope does not contain difficult-to-clean operating channels. Instead, the CST-5000 Cystoscope utilizes the Company’s patented, disposable, sterile and latex-free Slide-On® EndoSheath® technology that covers the entire endoscope. There is a sterile operative channel within each disposable EndoSheath® Loading Unit. The sheath completely covers the entire reusable cystoscope and prevents any contact between the scope and the patient, thereby eliminating the possibility of scope cross contamination.

Mr. Carlos Babini, Executive Vice President of Vision-Sciences added, “The energized response to our technology is driven by more than the high quality image and instrumentation. Today’s healthcare practitioner is also seeking the ability to do more procedures with less equipment, without sacrificing efficiency or safety. EndoSheath® Cystoscopy is uniquely positioned to help the practitioner achieve this, and in doing so, to change the face of the global urology community.”
The EndoSheath® technology eliminates the need for elaborate high-level disinfection between each patient, permitting rapid equipment turnover. This limits capital investment for additional endoscope inventory, reduces exposure to toxic chemicals for patients and staff, and dramatically lowers repair and maintenance costs. Mr. Babini also stated, “Gone are the days where practices must invest in an enormous equipment inventory just to meet a day’s schedule. The time needed to prepare our cystoscopes for the next patient is less than 5 minutes, which is a safe, cost effective and compelling enhancement to practice efficiency and profitability.”

The Company has also successfully completed viral microorganism “barrier testing” in accordance with FDA guidance for the videoscope EndoSheath® technology, proving that the EndoSheath® barrier is effective to microorganisms as small as 27 nanometers – the FDA benchmark. All other dangerous microorganisms such as the AIDS virus (80-120 nanometers), Hepatitis-C (30-60 nanometers) or Herpes Simplex Virus (150-200 nanometers) are significantly larger.

Vision-Sciences has successfully performed barrier testing on its complete line of EndoSheath® products, and remains focused on delivering the best in endoscopy infection control, specifically designed for today’s demanding health care environment.

The American Urological Association represents more than 15,000 urology professionals across America and worldwide. Its defining mission is to promote the highest standards of urological clinical care through education, research and in the formulation of health care policy. More information regarding the association can be found at http://www.auanet.org.

About Vision-Sciences:

Vision-Sciences, Inc. (Nasdaq: VSCI - News) develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing the proprietary sterile disposable EndoSheath® Technology. This technology provides quick and efficient equipment turnover, and ensures the patient a contaminant-free endoscope insertion.

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management "believes," "expects," "allows", "anticipates," or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the SEC.

Contact:
Vision-Sciences, Inc.
Christian Escobar, Marketing Manager, 845-365-0600